Exhibit 10.1

Thomas J. Tisch Chairman, Compensation Committee of the Board of Directors Sears Holdings Corporation 3333 Beverly Road Hoffman Estates, IL 60179

January 28, 2016

Mr. Edward S. Lampert

Dear Eddie,

Our letter dated March 18, 2013 (the “Letter”) details the compensation arrangement between you and Sears Holdings Corporation (“SHC”) for the first three (3) years of your service as the Chief Executive Officer (“CEO”) of SHC and became effective on March 19, 2013, the date you signed the Letter in acceptance of the terms included therein.

The original three (3) year compensation arrangement as set forth in the Letter will expire January 30, 2016 (the last day of SHC’s 2015 year) and Management wishes to continue to employ you as SHC’s CEO and memorialize the status of your SHC employment and your compensation package for the next three (3) fiscal years. Thus, subject to the approval of the Compensation Committee (“Compensation Committee”) of the SHC’s Board of Directors (the “Board”) and/or the Board, the following shall apply, effective January 31, 2016, the first day of SHC’s 2016 fiscal year, and through February 2, 2019, the last day of SHC’s 2018 fiscal year:

1.	Your current role and duties as CEO, reporting to the Board, will remain unchanged. You will also continue to serve as Chairman of the Board, subject to the ongoing discretion of the Board.

2.	The key elements of your compensation package will be as follows:

•	Annual base salary at a rate of $1.00.

•	You will participate in the Sears Holdings Corporation Annual Incentive Plan (“AIP”), with a target incentive award of $2,000,000, contingent upon the achievement of performance goals set by the Compensation Committee. Your 2016 award and its applicable performance measure(s) will be approved by the Compensation Committee no later than May 1, 2016. Any incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed by SHC on the last day of the fiscal year. At your election, this incentive may be paid in cash or in SHC common stock. For avoidance of doubt, you will not be eligible to participate in the Sears Holdings Corporation Long-Term Incentive Program.

•	You will be entitled to receive common stock of SHC valued at $4,500,000 per fiscal year under the Sears Holdings Corporation 2013 Stock Plan or a successor equity plan (“SHC Equity Plan”), subject to applicable taxes (the “Annual Stock Compensation”), in accordance with and subject to the following:

Mr. Edward S. Lampert

January 28, 2016

•	The total number of shares issued with respect to the Annual Stock Compensation for each fiscal year will equal $4,500,000 divided by the NASDAQ regular market hours closing price of SHC common stock on the applicable Determination Date (rounded to the nearest whole share). For purposes hereof, the Determination Date shall be:

Fiscal Year	Determination Date
• 2016	January 29, 2016
• 2017	January 27, 2017
• 2018	February 2, 2018

•	The Annual Stock Compensation for each fiscal year will be issued in twelve (12) substantially equal monthly installments over the SHC fiscal year indicated above. Each installment will be issued to you on the applicable issuance date (defined below), provided you remain employed by SHC on the applicable issuance date. For this purpose, the issuance dates will be:

•	Beginning with February of each fiscal year and for each subsequent installment except the last, the issuance date will be the last NASDAQ trading day of each calendar month; and

•	For the last installment for a fiscal year, the issuance date will be the earlier of (a) the last NASDAQ trading day in January of the applicable fiscal year, or (b) the last NASDAQ trading day of the applicable fiscal year.

•	Shares issued as part of the Annual Stock Compensation will not be restricted or subject to risk of forfeiture when issued.

•	To the extent there is not a sufficient number shares available under the SHC Equity Plan to issue any shares as part of your Annual Stock Compensation, you will be entitled to receive compensation of substantially equivalent economic value in such form as SHC and you mutually agree.

•	Except as expressly modified by this letter, all other representations, warranties, terms and conditions set forth in the Letter remain in full force and effect.

To accept, sign below and return this letter to my attention.

Sincerely,

/s/ Thomas J. Tisch
Chair of the Compensation Committee of the
Board of Sears Holdings Corporation

Mr. Edward S. Lampert

January 28, 2016

Accepted:

/s/ Edward S. Lampert	Date: January 28, 2016
Edward S. Lampert